Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Atlantic Capital Bancshares, Inc. for the registration of $75,000,000 fixed-to-floating rate subordinated notes due 2030 and to the incorporation by reference therein  of our report dated March 16, 2020, with respect to the consolidated financial statements of Atlantic Capital Bancshares, Inc. and its subsidiary, included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

October 16, 2020